Exhibit 99.1

SPAR Group Announces a 25% Increase in Revenue and a 600% Increase in Net Income for First Quarter 2011

TARRYTOWN, NY -- SPAR Group, Inc. (NASDAQ: SGRP) (the "Company" or "SPAR Group"), a leading supplier of retail merchandising and other marketing services throughout the United States and internationally, today announced its first quarter 2011 financial results for the period ended March 31, 2011.

Key First Quarter 2011 Financial Results

•	Net revenue increased 25% to $16.4 million compared to $13.1 million in 2010;
•	Gross profit increased 23% to $5.2 million compared to $4.3 million in 2010;
•	Operating income increased more than ninefold to $397,000 compared to $39,000 in 2010:
•	Net income increased sixfold to $253,000 or $0.01 per share compared to $36,000 or $0.00 per share in 2010.

“We're extremely pleased with the strong sales and earnings gains we achieved during the first quarter, marking a continuation of the solid trends we experienced throughout 2010.  The Company achieved double digit sales growth from both its domestic and international operations.  The sales increase from domestic operations was driven entirely from organic growth, while the growth from international operations was derived from a mix of both organic growth in several key markets and a full quarter impact from our acquisition in Canada on April 1, 2010,” stated Gary Raymond, President and Chief Executive Officer of SPAR Group.  “Our management team continues to demonstrate the flexibility to adjust to an ever changing market, resulting in a sixfold improvement in the Company’s first quarter earnings over last year as we continue to expand our services, enhance cost efficiencies while providing value added products to our expanding client base.”

Summary of First Quarter 2011 Results

	Three Months Ended March 31, (in thousands)
	2011	2010	Change
Net Revenue:			$	%
Domestic	$9,521	$7,545	$1,976	26%
International	6,897	5,583	1,314	24%
Total	$16,418	$13,128	$3,290	25%
Gross Profit:
Domestic	$3,274	$2,756	$518	19%
International	1,958	1,515	443	29%
Total	$5,232	$4,271	$961	23%
Operating Income (loss):
Domestic	$591	$171	$420	250%
International	(194)	(132)	(62)	(47)%
Total	$397	$39	$358	920%
Net Income (loss):
Domestic	$500	$139	$361	260%
International	(247)	(103)	(144)	(140)%
Total	$253	$36	$217	600%

Revenue for the quarter ended March 31, 2011 totaled $16.4 million, an increase of 25%, compared to $13.1 million for the first quarter ended March 31, 2010.  Domestic revenue for the first quarter of 2011 increased 26% to $9.5 million compared to $7.5 million for the same period in 2010 due to organic growth, most notably the continued growth from our syndicated services and the assembly business acquired in December 2009.  International revenue increased 24% to $6.9 million compared to $5.6 for the same period of 2010.  The international revenue increase was primarily attributable to strong performances in China, Australia and Canada.

Gross profit increased 23% to $5.2 million for the first quarter of 2011 compared to $4.3 million for the first quarter of 2010.  Domestically, gross profit increased 19% to $3.2 million for the first quarter of 2011 compared to $2.8 million for the same period in 2010 while the gross profit margin declined to 34.4% for the first quarter of 2011 compared to 36.5% for the same period in 2010.  The drop in domestic gross margin was directly attributable to the unfavorable mix of syndicated and project work compared to the same period 2010.  Internationally, gross profit increased to $2.0 million for the first quarter of 2011 compared to $1.5 million in 2010 yielding an improved gross profit margin of 28% compared to 27% year over year.  These improvements in both international gross profit and gross margins were primarily driven by a favorable mix of product services in Australia, India, and South Africa.

Net income for the first quarter of 2011 increased to $253,000 or $0.01 per share compared to $36,000 or $0.00 per share for the same period of 2010.  Net income from domestic operations for the first quarter of 2011 totaled $500,000 compared to $139,000 for the same period in 2010 and international net income for the same period totaled a loss of ($247,000) compared to net loss of ($103,000) in 2010.  The increase in net loss within the international division is due to a slowdown in Japan based on the natural disaster coupled with the loss of a client in India during the second quarter of 2010.

Mr. Raymond continued, “Our 2010 acquisitions contributed positively to the Company’s financial performance, but equally important, we have demonstrated that the commitment of our employees and utilization of our information systems allows us to quickly integrate our acquisitions in order to increase profits.  SPAR’s strategic plan is to increase shareholder value through a continued focus on both organic revenue growth and significant expansion opportunities across numerous international and domestic markets.  During the first quarter of 2011 we identified several accretive acquisition candidates that will allow us to continue to improve our overall profitability and our expectation is to close at least two of these acquisitions in the current year.  For the remainder of the year we will continue to grow our revenue organically, manage our costs and efficiently integrate future acquisitions as we continue to drive shareholder value.”

Balance Sheet as of March 31, 2011

The Company continues to improve its working capital and ratio.  For the period ending March 31, 2011 working capital improved to $5.2 million and its current ratio increased to 1.6 to 1.  Total current assets and total assets were $14.5 million and $17.3 million, respectively and cash and cash equivalents totaled $1.5 million at March 31, 2011.  Total current liabilities and total liabilities were $9.4 million and $9.7 million, respectively and total equity was $7.6 million at March 31, 2011.

The Company intends to file the Form 10-Q with the Securities and Exchange Commission on or before May 10, 2011 and host a shareholder conference call on May 11, 2011 at 11:00am eastern standard time.

About SPAR Group

SPAR Group, Inc. is a diversified international merchandising and marketing services company and provides a broad array of services worldwide to help companies improve their sales, operating efficiency and profits at retail locations.  The Company provides merchandising and other marketing services to manufacturers, distributors and retailers worldwide, primarily in mass merchandisers, office supply, grocery and drug store chains, independent, convenience and electronics stores, as well as providing furniture and other product assembly services, in-store events, radio frequency identification ("RFID") and related technology services and marketing research.  The Company has supplied these project and product services in the United States since certain of its predecessors were formed in 1979 and internationally since the Company acquired its first international subsidiary in Japan in May of 2001.   Product services include product additions; placement, reordering, replenishment, labeling, evaluation and deletions, and project services include seasonal and special product promotions, product recalls and complete setups of departments and stores. The company operates throughout the United States and internationally in 9 of the most populated countries, including China and India. For more information, visit the SPAR Group's Web site at http://www.sparinc.com/.

Certain statements in this news release and such conference call are forward-looking, including (without limitation) growing revenues and profits through organic growth and acquisitions, attracting new business that will increase SPAR Group's revenues, continuing to maintain costs and consummating any transactions. Undue reliance should not be placed on such forward-looking statements because the matters they describe are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond the company's control. The company's actual results, performance and trends could differ materially from those indicated or implied by such statements as a result of various factors, including (without limitation) the continued strengthening of SPAR Group's selling and marketing functions, continued customer satisfaction and contract renewal, new product development, continued availability of capable dedicated personnel, continued cost management, the success of its international efforts, success and availability of acquisitions, availability of financing and other factors, as well as by factors applicable to most companies such as general economic, competitive and other business and civil conditions. Information regarding certain of those and other risk factors and cautionary statements that could affect future results, performance or trends are discussed in SPAR Group's most recent annual report on Form 10-K, quarterly reports on Form 10-Q, and other filings made with the Securities and Exchange Commission from time to time.  All of the company's forward-looking statements are expressly qualified by all such risk factors and other cautionary statements.

 Contact:

James R. Segreto
Chief Financial Officer
SPAR Group, Inc.
(914) 332-4100

Investors:
Alan Sheinwald
Alliance Advisors, LLC
(212) 398-3486
asheinwald@allianceadvisors.net

Or

Chris Camarra
Alliance Advisors, LLC
(212) 398-3487
ccamarra@allianceadvisors.net

Tables Follow

SPAR Group, Inc.
Consolidated Statements of Income
(unaudited)
(in thousands, except per share data)

	Three Months Ended March 31,
	2011	2010

Net revenues	$16,418	$13,128
Cost of revenues	11,186	8,857
Gross profit	5,232	4,271

Selling, general, and administrative expenses	4,573	3,973
Depreciation and amortization	262	259
Operating income	397	39

Interest expense	81	35
Other expense	9	3
Income before provision for income taxes	307	1

Provision for income taxes	24	17
Net income (loss)	283	(16)
Net (income) loss attributable to the non-controlling interest	(30)	52
Net income attributable to SPAR Group, Inc.	$253	$36

Basic/diluted net income per common share:

Net income - basic/diluted	$0.01	$0.00

Weighted average common shares - basic	19,639	19,139

Weighted average common shares - diluted	21,347	20,269

SPAR Group, Inc.
Consolidated Balance Sheets
(in thousands, except share and per share data)

	March 31,	December 31,
	2011	2010
	(unaudited)	(note)
Assets
Current assets:
Cash and cash equivalents	$1,473	$923
Accounts receivable, net	12,240	13,999
Prepaid expenses and other current assets	814	1,283
Total current assets	14,527	16,205

Property and equipment, net	1,400	1,452
Goodwill	848	848
Intangibles	351	362
Other assets	205	226
Total assets	$17,331	$19,093

Liabilities and equity
Current liabilities:
Accounts payable	$1,538	$1,804
Accrued expenses and other current liabilities	2,333	2,733
Accrued expense due to affiliates	1,477	1,575
Customer Deposits	614	471
Lines of credit and other debt	3,408	5,263
Total current liabilities	9,370	11,846
Other long-term liabilities	337	-
Total liabilities	9,707	11,846

Equity:
SPAR Group, Inc. equity
Preferred stock, $.01 par value:
Authorized shares - 3,000,000
Issued and outstanding shares – None - March 31, 2011
554,402 - December 31, 2010	-	6
Common stock, $.01 par value:
Authorized shares - 47,000,000
Issued and outstanding shares – 19,962,832 - March 31, 2011 and
19,314,306 - December 31, 2010	200	193
Treasury stock	(1)	(1)
Additional paid-in capital	13,619	13,549
Accumulated other comprehensive loss	(119)	(142)
Accumulated deficit	(6,555)	(6,808)
Total SPAR Group, Inc. equity	7,144	6,797
Non-controlling interest	480	450
Total liabilities and equity	$17,331	$19,093

Note:
The Balance Sheet at December 31, 2010, is excerpted from the consolidated audited financial statements as of that date but does not include certain information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.